FOR IMMEDIATE RELEASE

STANLEY WORKS PROVIDES UPDATE ON BUSINESS ENVIRONMENT; ANNOUNCES COST ACTIONS WITH 2009
SAVINGS TOTALING $170 MILLION

New Britain, Connecticut, December 11, 2008 ... The Stanley Works (NYSE: SWK) today announced that, due to severe weakness in the global economy, it has experienced rapidly deteriorating business conditions in its Construction/DIY (CDIY) and Industrial segments during the quarter. Further, the recent sudden strengthening of the U.S. dollar against major currencies has exerted additional downward pressure on fourth quarter earnings. Consequently, the company now expects full year 2008 earnings per share from continuing operations before fourth quarter charges to be between $3.30 and $3.40, approximately $0.35 to $0.45 lower than previously indicated. Full year 2008 free cash flow is expected to be approximately $450 million.

During previous recessions dating back to the early 1970s, at times when the company had much higher percentage exposure to CDIY markets and customers than today, the company’s physical unit volume shipments have never declined by 7% or greater for two consecutive quarters. As previously reported, the company’s third quarter 2008 unit volume shipments declined by 7% and fourth quarter unit volume shipments are now expected to decline between 12% and 14%, approximately 6 to 8 percentage points lower than previously anticipated. This outlook implies that CDIY and Industrial markets are undergoing an exceptionally severe economically-driven contraction at this time.

Given the current variability of economic factors affecting revenue, earnings and cash flow, management has taken proactive steps to prepare for a prolonged and deeper downturn. This will ensure that the company is positioned for success regardless of when a recovery may occur. These actions, the majority of which will be initiated in December, include the elimination of approximately 2,000 positions (10% of the current employee base), the closure of three manufacturing facilities and the elimination of certain layers of management. The measures announced today will require a pre-tax charge of approximately $80 million in the fourth quarter and are expected to produce a pre-tax earnings benefit of approximately $115 million in 2009. In addition, the company has initiated further cost reduction measures unrelated to employment levels that will result in $55 million of pre-tax earnings benefit in 2009. The company now expects full year 2008 GAAP earnings per share from continuing operations to be between $2.60 and $2.70, inclusive of the estimated $0.70 per share charge related to the company’s cost reduction plan announced today.

Although management believes that economic conditions remain too variable to warrant issuing formal 2009 guidance at this time, the following information is provided to assist the financial community with its evaluation:

•	The 2009 operating margin benefit from cost actions implemented both at mid-year 2008 and in conjunction with today’s announced actions is expected to total approximately $195 million or $1.75 per share, with an additional $0.24 per share benefit in 2010

•	If 2009 unit volume shipments were to decrease by 10% vs. 2008 (a scenario which implies further deterioration in end-market demand, which management views as possible), revenues would be proportionately lower and EPS would be reduced by approximately $2.00

•	If the dollar were to remain at recently strengthened levels against major currencies, 2009 revenues would be lower by approximately 6% and EPS would be approximately $0.70 lower as a result (50% translational/50% transactional)

•	Inflationary trends, which will likely result in an estimated $145 million (approximately $1.35 per share) 2008 cost increase, have largely abated and are expected to be considerably less of a headwind in 2009. In 2008, revenue and margin benefit from pricing is expected to total approximately $130 million. Due to the lagging nature of the company’s price increases, there is considerable 2009 favorable price carryover related to actions already taken in 2008

•	The aggregate amount of restructuring and related charges in 2008 is expected to total $105 million (which includes $25 million from actions taken earlier in 2008) or $0.90 per share, of which approximately 85% is cash and the remainder is non-cash. The cash outflows for these charges will occur throughout 2009 and into the first half of 2010

•	EPS accretion from acquisitions already completed in 2008 is expected to total between $0.10 and $0.12 per share in 2009

•	The Security segment has held up well during the downturn and is not suffering revenue and margin pressures similar to those currently impacting CDIY and Industrial. If this trend continues, Security will emerge as the company’s largest segment in terms of both revenue and operating margin in 2009.

James M. Loree, Executive Vice President and CFO, commented, “We are a company that believes in maintaining a conservative financial posture. In light of the extremely poor economic backdrop, it is prudent to continue to take actions to align our cost structure with both the current and a potentially worsening business environment in 2009. The decline in unit volume that we’ve observed in the first two months of the fourth quarter, following a 7% decline in the third quarter, has been dramatic. Across nearly all of our businesses, with the exception of our Security segment, we’ve seen a sizable negative trend that continues to track the downward movement of the overall economy. These actions will preserve our ability to generate strong cash flow and will position the company for growth and increased profitability as the current environment improves.”

John F. Lundgren, Chairman and CEO, stated, “While these actions are difficult and affect valued Stanley employees, we feel it is imperative to move decisively to manage through the steep global economic decline we are currently experiencing. Fortunately, Stanley has a number of best-in-class businesses, a strong financial footing and solid opportunities for growth and innovation which it can leverage as the economic picture improves. While many of the prevailing economic conditions remain out of our direct control, Stanley’s diversified platform and current cost reduction initiatives will serve to position us as a long-term market leader.”

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures. Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. The company believes free cash flow is an important measure of its liquidity, of its ability to fund future growth and to provide a return to the shareowners.

Additional Information About The Stanley Works

The Stanley Works, an S&P 500 company with 2007 revenues of $4.4 billion, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. For over 165 years, the Stanley® brand has been synonymous with high quality, reliable products. Its well-known tool and storage brands include Stanley® as well as FatMax®, Facom®, Bostitch®, Jensen®, Mac®, Proto®, La Bounty®, Vidmar®, and InnerSpace®. Security Solutions brands include Stanley®, Best®, National®, HSM®, Sonitrol®, Blick® and Frisco Bay®. The company employs approximately 20,000 associates. Additional information about The Stanley Works can be found at www.stanleyworks.com.

Contact:

Corbin Walburger – VP, Business Development	Kate White – Director, Investor Relations
(860) 827-3937	(860) 827-3833
cwalburger@stanleyworks.com	kwhite@stanleyworks.com

The Stanley Works corporate press releases are available in the Investor Relations section of the company’s Internet web site at www.stanleyworks.com.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver full year 2008 diluted earnings per share from continuing operations before fourth quarter charges of between $3.30 and $3.40; (ii) deliver full year 2008 GAAP earnings per share from continuing operations of between $2.60 and $2.70; (iii) deliver full year 2008 free cash flow of approximately $450 million; (iv) produce a pre-tax earnings benefit from the measures announced of approximately $115 million in 2009; (v) deliver a pre-tax earnings benefit from cost reduction measures unrelated to employment levels of $55 million in 2009; (vi) generate a 2009 operating margin benefit from cost actions implemented at mid-year 2008 and in connection with this announcement of approximately $195 million ($1.75 per share), with an additional $0.24 per share benefit in 2010; (vii) limit 2009 EPS impact attributable to a 10% decline in volume shipments vs. 2008 to a reduction of approximately $2.00; and (viii) limit fourth quarter pre-tax charges to approximately $80 million (the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to implement the cost savings measures discussed in this press release within anticipated time frames and to limit associated costs; (ii) the Company’s ability to generate 2009 sales of at least 90% of projected 2008 levels while maintaining or improving the existing product mix and geographic distribution; (iii) the Company’s ability to sustain prices despite fluctuations in commodity costs; (iv) the Company’s ability to successfully integrate recent acquisitions (including Sonitrol, Xmark, Scan Modul and GdP), as well as any future acquisitions, while limiting associated costs; (v) the success of the Company’s efforts to expand its tools and security businesses; (vi) the success of the Company’s efforts to build a growth platform and market leadership in Convergent Securities Solutions; (vii) the Company’s success in developing and introducing new products, growing sales in existing markets and identifying and developing new markets for its products; (viii) the continued acceptance of technologies used in the Company’s products, including Convergent Security Solutions products; (ix) the Company’s ability to manage existing Sonitrol franchisee relationships; (x) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xi) the proceeds realized with respect to any business or product line disposals; (xii) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xiii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xiv) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xvi) the Company’s ability to obtain favorable settlement of routine tax audits; (xvii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xviii) the continued ability of the Company to access credit markets under satisfactory terms; and (xix) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the ability to continue successfully managing and defending claims and litigation; (iv) the Company’s ability to continue improvements in working capital; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vi) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of the current recession in the US economy.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.